Exhibit 99


NP AEROSPACE SALE AND DIVIDEND CESSATION CAUSE REINHOLD INDUSTRIES MARKET VALUE TO FALL BELOW NASDAQ NATIONAL MARKET THRESHOLD


SANTA FE SPRINGS, CA, January 25, 2006. Reinhold Industries, Inc. (NASDAQ:
RNHDA) of Santa Fe Springs, California, announced today that it has received a letter from the Nasdaq Stock Market ("Nasdaq") informing Reinhold that it no longer meets the standards for continued listing of Reinhold's common shares on the Nasdaq National Market. Specifically, Nasdaq states in the letter that Reinhold did not meet, for a period of 10 consecutive trading days in January 2006, the requirement of Nasdaq Marketplace Rule 4450(b)(1)(A) that the market value of Reinhold's listed common shares equal at least $50,000,000.

         Reinhold has until February 21, 2006 to demonstrate compliance with the rule, or apply to Nasdaq to transfer the listing of Reinhold's common shares to the Nasdaq Capital Market. If Reinhold fails to demonstrate compliance or to apply for transfer of the listing by that date, its common shares may be delisted.

         Reinhold believes it meets the requirements for listing of its common shares on the Nasdaq Capital Market and intends to apply for the transfer of its listing to the Nasdaq Capital Market. Reinhold's common shares will continue to trade on the Nasdaq National Market while the Nasdaq staff reviews an application for transfer.


         On November 21, 2005, Reinhold closed the sale of its NP Aerospace subsidiary to the Carlyle Group and announced the cessation of its regular dividend policy. On January 3, 2006, Reinhold paid a special dividend of $6.00 per share to all shareholders of record on December 16, 2005.


         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         To the extent Reinhold makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified because they include words such as Reinhold "believes," "anticipates," "expects" or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with levels of U.S. and foreign military spending and the financial condition of the airline industry. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on Reinhold's knowledge and expectations on the date of this press release. Reinhold disclaims any duty to update these statements or other information in this press release based on future events or circumstances.